Exhibit 99.1

To:	Directors and Executive Officers of
WGL Holdings, Inc. and Washington Gas Light Company

From:	Arden T. Phillips

Date:	September 9, 2011

Re:	Notice of Blackout Period
Though we are currently in a closed window period, the distribution of this blackout period notice is required by rules promulgated under the Securities Exchange Act of 1934, as amended.
The service provider for the Washington Gas Light Company Savings Plan (“Savings Plan”) and Washington Gas Light Company Capital Appreciation Plan/Union Employees’ Savings Plan (“CAP Plan”) is being changed. In order to facilitate this change, there will be a period during which Savings Plan and CAP Plan participants and beneficiaries temporarily will be unable to direct or diversify investments in their plan accounts or obtain a loan or distribution from the plans. This period is expected to begin on September 26, 2011 and is expected to end on October 14, 2011 (“Blackout Period”). Notification of the Blackout Period was provided to participants under the Savings Plan and CAP Plan.
The Sarbanes-Oxley Act of 2002 prohibits during this Blackout Period the direct or indirect purchase, sale or other acquisition or transfer of any equity stock or derivative securities (including stock options) of WGL Holdings, Inc. (WGL Holdings) or Washington Gas Light Company (Washington Gas). Therefore, you also will be subject to a trading blackout period that commences on September 26, 2011 and which is expected to end on October 14, 2011.
Please note that the trading restrictions implemented because of the Blackout Period are in addition to trading restrictions under the Insider Trading Policy of the WGL Holdings, Inc. and Subsidiaries Code of Conduct. When the Blackout Period ends, you will still be subject to the ordinary quarterly window periods described under the policy.
The person listed below has been designated to respond to inquiries about the Blackout Period:
Ms. Andrea Adams
Director, HR Regulation & Strategy
Washington Gas Light Company
6801 Industrial Road
Springfield, Virginia 22151-4206
703-750-5584